Exhibit 10.1

AMENDMENT

TO THE

CELGENE CORPORATION

2008 STOCK INCENTIVE PLAN

(AMENDED AND RESTATED AS OF APRIL 15, 2015)

The Celgene Corporation 2008 Stock Incentive Plan (Amended and Restated as of April 15, 2015), as amended from time to time (the “Plan”) is hereby amended, effective as of February 10, 2016, subject to stockholder approval at the Company’s 2016 annual meeting of stockholders, as follows:

1.    The first sentence of Section 4.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a)   General Limitation. The aggregate number of shares of Common Stock which may be issued or used for reference purposes under this Plan or with respect to which all Awards may be granted shall not exceed 265,263,282 shares effective upon, and subject to, stockholder approval at the Company’s 2016 annual meeting of stockholders (247,763,282 shares (adjusted to reflect the two-for-one stock split approved by stockholders on June 18, 2014) in the event such approval is not obtained), in each case, subject to any increase or decrease pursuant to Section 4.2.”

2.    The following language is hereby added at the end of the first sentence in each of Sections 6.3(c), 7.3(a)(i), 8.4(b), 9.1(c) and 10.2(b) of the Plan after the word “agreement”:

“, provided that the Committee may (but shall have no obligation to) provide for the acceleration of vesting of any such unvested Awards, and provided further that the total number of Shares subject to such unvested awards shall not count toward the five percent (5%) limitation provided for in the next sentence.”

3.    Section 11.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“11.1 Grants to Non-Employee Directors.

(a)   General. The Committee may grant Non-Qualified Stock Options and Restricted Stock Units to Non-Employee Directors from time to time as determined in its sole and absolute discretion, subject to any limitations set forth in Section 11.1(b).

(b)   Non-Employee Director Award Limitations. During each Compensation Year (as defined below) that commences in calendar years 2015 through 2018, Awards of Non-Qualified Stock Options and Restricted Stock Units that are granted to Non-Employee Directors under the Plan shall have an aggregate value not in excess of the equivalent of 7,500 Restricted Stock Units (subject to any increase or decrease pursuant to Section 4.2) (treating each Restricted Stock Unit solely for this purpose as having the equivalent value of one Non-Qualified Stock Option to purchase three (3) shares of Common Stock). As used herein, a “Compensation Year” means the period beginning immediately after the occurrence of the annual meeting of the Company’s stockholders in a given calendar year and ending immediately prior to the occurrence of the annual meeting of the Company’s stockholders in the immediately subsequent calendar year.”

4.    Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.